Exhibit (a) (1) (M)

RESTRICTED STOCK UNIT GRANT NOTICE

UNDER THE

GLOBAL BUSINESS TRAVEL GROUP, INC. 2022 EQUITY INCENTIVE PLAN

THIS RESTRICTED STOCK UNIT NOTICE (this “Notice”) evidences an award of Restricted Stock Units by Global Business Travel Group, Inc., a Delaware corporation (the “Company”) to Michael Qualantone (the “Grantee”) under the terms and conditions of the Global Business Travel Group, Inc. 2022 Equity Incentive Plan (as it may be amended and/or restated from time to time, the “Plan”), with such grant having been made on [●] (the “Grant Date”).  This Notice constitutes an Award Agreement for purposes of the Plan.

RECITALS

WHEREAS, the Company maintains the Plan;

WHEREAS, the Plan permits the Company to award Restricted Stock Units with respect to shares of the Company’s Class A common stock, USD 0.0001 par value per share (“Shares”), subject to the terms of the Plan; and

WHEREAS, the Company desires to grant Restricted Stock Units to the Grantee in accordance with the terms of this Notice.

1.
Award of Restricted Stock Units.  The Company hereby grants to the Grantee pursuant to the terms and conditions of the Plan, as of the Grant Date, [●] Restricted Stock Units (the “RSUs”).  With respect to each RSU that becomes vested in accordance with the terms of this Notice, the Grantee will be entitled to receive one Share upon the settlement of such RSU.  The RSUs are subject to the terms set forth herein, and the terms of the Plan, which terms and provisions are incorporated herein by reference.  Capitalized terms used in this Notice and not otherwise defined in this Notice have the meanings ascribed to them in the Plan.

2.
Vesting; Settlement.

(a)
The RSUs will be eligible to vest fifty percent (50%) on each of the first and second anniversaries of the Grant Date, subject to the Grantee’s continued employment in good standing with the Company or one of its Subsidiaries through the Grantee’s termination of employment on June 30, 2023 or, if earlier, the date of any earlier termination of the Grantee’s employment by the Company or one of its Subsidiaries without Cause or due to Executive’s death (each a “Qualifying Termination”), in which case the RSUs that are outstanding as of the date of termination of employment will continue to vest in the same manner as if the Grantee continued to be employed with the Company or one of its Subsidiaries through the first and second anniversaries of the Grant Date.

(b)
If the Grantee’s employment with the Company or one of its Subsidiaries terminates for any reason prior to June 30, 2023 other than due to a Qualifying Termination,  then the RSUs will immediately forfeit without consideration.

(c)
Notwithstanding anything to the contrary contained in any offer letter, severance agreement, employment agreement, consulting agreement or similar agreement between the Grantee and the Company or any of its Subsidiaries or affiliates, the RSUs shall not vest or be settled upon a Change in Control, a change in control, a change of control or any similar event except as provided in Sections 7.1(b) or 7.1(c) of the Plan, as applicable (any settlement pursuant to such sections of the Plan shall occur within 30 days after the Change in Control).

(d)
Each RSU that becomes vested shall be settled as soon as reasonably practicable following the date on which such RSU becomes vested, and in any event within 30 days after the vesting date, provided, that each RSU that becomes vested due to the Grantee’s death will be settled as soon as reasonably practicable following the date of death, and in any event within 30 days after the date of death.  Each RSU that is settled shall be immediately cancelled and terminate upon such settlement.

(e)
The Grantee shall have no rights as a stockholder with respect to any RSUs (including voting or dividend rights), nor shall the Grantee have any rights as a stockholder with respect to any Shares underlying the RSUs (including voting or dividend rights) until such Shares are delivered to the Grantee in settlement of the RSUs (and then stockholder rights shall apply only after the Grantee’s receipt of such Shares).  No dividend equivalents shall be paid or provided in respect of the RSUs.

(f)
The Grantee understands and agrees that, notwithstanding anything in the Plan or this Notice to the contrary, in the event that the Grantee violates any of the restrictive covenants set forth in the Grantee’s Employment Transition and Separation Agreement with GBT US LLC, Grantee shall immediately forfeit each RSU without consideration (regardless of the extent to which a RSU is vested at the time of such violation), and the Company shall be entitled to receive an injunction without bond to restrain any such violation or further violation.

3.
Transferability. The RSUs may not be sold, pledged, assigned, hypothecated, gifted, transferred or disposed of in any manner either voluntarily or involuntarily by operation of law, other than by will or by the laws of descent and distribution.

4.
Conditions on All Transfers of Shares.  Notwithstanding anything to the contrary contained in this Notice or the Plan, no transfer of a Share acquired in connection with the RSUs shall be made, or, if attempted or purported to be made, shall be effective, unless and until the Company is satisfied that the transfer will not violate any federal or state securities law or any other law or agreement (including this Notice or the Plan) or the rules of any applicable stock exchange.  If the transfer would violate any such law, agreement or rule and the Grantee nevertheless attempts or purports to engage in a transfer of such Shares, then the Company shall not recognize such transfer on the books and records of the Company and such transfer will be null and void ab initio.  In addition, the Grantee will be liable to the Company for damages, if any, which may result from such attempted or purported transfer.

5.
No Promise of Employment; Employment.  None of the Plan, this Notice, the granting or holding of the RSUs nor the holding of any Shares issued in connection with the RSUs will confer upon the Grantee any right to continue in the employ or service of the Company or any Subsidiary thereof, or limit, in any respect, the right of the Company or any Subsidiary thereof to discharge the Grantee at any time, for any reason and with or without notice.  Subject to any rules and regulations adopted by the Committee from time to time, the Grantee shall not be considered to have incurred a termination of employment if the Grantee’s employment is transferred from the Company or any of its Subsidiaries to any of the Company’s Subsidiaries or to the Company.

6.
Responsibility for Tax-Related Items. The Grantee acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary of the Company that employs the Grantee (the “Employer”), the ultimate liability for all income tax, social contributions, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee or deemed by the Company or the Employer in their discretion to be an appropriate charge to the Grantee even if legally applicable to the Company or the Employer (“Tax-Related Items”), is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer, if any. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to the relevant taxable or tax withholding event, as applicable, the Grantee agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer; (ii) withholding from the Shares to be delivered upon settlement of the RSUs or other awards granted to the Grantee or (iii) permitting the Grantee to tender to the Company cash or, if allowed by the Committee, Shares, (iv) withholding from proceeds from the sale of Shares acquired upon vesting of the RSUs through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization), or (v) any other method of withholding determined by the Company and permitted by applicable laws.

Notwithstanding the foregoing or anything contained in this Notice or the Plan to the contrary, in the event that, at the time an obligation to withhold income taxes arises with respect to the RSUs, the Grantee is subject to Section 16 of the Exchange Act with respect to the Company, then such tax withholding obligations shall be satisfied by the Company withholding and retaining a number of Shares from those that otherwise would be issued upon the settlement of such vested RSUs having a Fair Market Value on the date such tax withholding obligation arises equal to the withholding taxes then due (calculated at the maximum withholding tax rate that would not result in liability accounting treatment or other adverse accounting treatment).

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable statutory withholding rates (as determined by the Company in good faith and in its sole discretion) or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will have no entitlement to the share equivalent. If the obligation for Tax-Related Items is satisfied by withholding from the Shares to be delivered upon settlement of the RSUs, for tax purposes, the Grantee is deemed to have been issued the full number of Shares subject to the RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items. The Grantee will have no further rights with respect to any Shares that are retained by the Company pursuant to this provision.

The Grantee agrees to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver Shares or proceeds from the sale of Shares until arrangements satisfactory to the Company have been made in connection with the Tax-Related Items.

7.
The Plan.  The Grantee has received a copy of the Plan, has read the Plan and is familiar with its terms, and hereby accepts the RSUs subject to all of the terms and provisions of the Plan and this Notice.  Pursuant to the Plan, the Committee is authorized to interpret the Plan and this Notice, and to adopt rules and regulations not inconsistent with the Plan as it deems appropriate.  The Grantee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Committee with respect to the Plan, this Notice, the RSUs, the Shares acquired in connection with the RSUs and any agreement relating to the RSUs or such Shares. In the event of a conflict between the terms of the Plan and the terms of this Notice, the terms of the Plan shall control unless the applicable term of this Notice provides that the applicable term of the Plan shall not apply.

8.
Data Privacy.  By acceptance of, and as a condition of receipt of, the RSUs and any Shares in connection with the RSUs, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this paragraph by and among, as applicable, the Company and its Subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Company and its Subsidiaries and affiliates may hold certain personal information about the Grantee, including but not limited to, the Grantee’s name, home address and telephone number, date of birth, social security or insurance number or other identification number, job title(s), any shares held in the Company or any of its Subsidiaries or affiliates, and details of all RSUs and Shares received in connection with the RSUs, in each case, for the purpose of implementing, managing and administering the Plan, the RSUs and such Shares (the “Data”).  The Company and its Subsidiaries and affiliates may transfer the Data among themselves as necessary for the purpose of implementation, administration and management of the Grantee’s participation in the Plan, and the Company and its Subsidiaries and affiliates may each further transfer the Data to any third parties assisting the Company and its Subsidiaries and affiliates in the implementation, administration and management of the Plan.  These recipients may be located in the Grantee’s country, or elsewhere, and the Grantee’s country may have different data privacy laws and protections than the recipients’ country.  Through acceptance of the RSUs and any Shares delivered in connection therewith, the Grantee authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom the Company or the Grantee may elect to deposit any shares of the Company.  The Data related to the Grantee will be held only as long as is necessary to implement, administer, and manage the Grantee’s participation in the Plan.  The Grantee may, at any time, view the Data held by the Company with respect to the Grantee, request additional information about the storage and processing of the Data with respect to the Grantee, recommend any necessary corrections to the Data with respect to the Grantee or refuse or withdraw the consents herein in writing, in any case without cost, by contacting his or her local human resources representative.  The Company may cancel the Grantee’s ability to participate in the Plan and, in the Company’s discretion, the Grantee may forfeit the RSUs and any Shares received in connection with the RSUs if the Grantee refuses or withdraws his or her consents as described herein.

9.
Governing Law.  This Notice will be construed in accordance with the laws of the U.S. State of Delaware, without regard to the application of the principles of conflicts of laws of Delaware or any other jurisdiction.

10.
Disputes.  All disputes regarding or relating to the Plan, this Notice or the RSUs shall be resolved in accordance with the Plan.

11.
Severability.  All provisions of this Notice are distinct and severable and if any clause shall be held to be invalid, illegal or against public policy, the validity or the legality of the remainder of this Notice shall not be affected thereby, and the remainder of this Notice shall be interpreted to give maximum effect to the original intention of the parties hereto.

12.
Amendment; Termination; Waiver.  Subject to the provisions of the Plan, this Notice may be amended or terminated, and its terms or covenants waived, only by a written instrument executed on behalf of the Company (as authorized by the Committee) and the Grantee that, in the case of an amendment or waiver, identifies the specific provision of this Notice being amended or waived (as applicable).

13.
Entire Document.  This Notice, together with the Plan, represents the complete understanding between the Grantee and the Company relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter hereof between the Grantee and the Company.

14.
Binding Effect.  This Notice shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon the Grantee and his or her heirs, executors, administrators and legal representatives.  This Notice may be assigned by the Company without the consent of the Grantee or any other Person but may not be assigned by the Grantee.

15.
Code Section 409A.  This Notice and the RSUs granted hereunder are intended to comply with Code Section 409A (to the extent applicable) and shall be interpreted accordingly. In the event that Grantee is a “specified employee” within the meaning of Code Section 409A at the time of Grantee’s “separation from service” (within the meaning of Code Section 409A), and a payment or benefit provided for under this Notice would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after Grantee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit shall not be paid during the six (6) month period immediately following Grantee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six (6) month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to Grantee in a lump-sum, without interest, on the earlier of (i) the first business day of the seventh month following the month in which Grantee’s separation from service occurs or (ii) the tenth business day following Grantee’s death (but not earlier than if such delay had not applied).  Following such delay, all remaining payments shall be made as if no such delay had occurred.

16.
Construction.  Captions and titles contained in this Notice are for convenience only and shall not affect the meaning or interpretation of any provision of this Notice.

[End of Notice]

By signing below, I acknowledge and agree that I have read and understand this Notice and the Plan, and I agree to be bound by all of the terms and conditions of this Notice and the Plan.

Acknowledged, Accepted and Agreed:

Name: ###PARTICIPANT_NAME###
Date: ###ACCEPTANCE_DATE###